Exhibit 10.24

DIRECTOR COMPENSATION SUMMARY

Employee directors receive no additional compensation other than their normal salary for serving on the Board or its committees. The Chairman of the Board receives $130,000 annually. Each non-employee director (other than the Chairman of the Board) receives $55,000 annually. In addition, the Chairman of the Audit Committee receives a $30,000 annual retainer. The Chairmen of the Compensation and the Nominating and Corporate Governance Committees each receive an additional $20,000 annual retainer. Each Audit Committee member (other than the Chairman of the Committee) receives an additional $15,000 annual retainer. Each member of the Compensation and Nominating and Corporate Governance Committees (other than the Chairmen of those Committees) receives an additional $10,000 annual retainer. Outside directors also receive an initial grant, upon first election or appointment, and an annual grant of shares of restricted stock equal to $150,000, except the Chairman of the Board who receives an annual grant of shares of restricted stock equal to $170,000, which valuation is based on the price of Newpark stock on the date of the grant (appointment, election or re-election).